Exhibit 10.19
NOVARAY, INC.
CONVERSION AGREEMENT
     This Conversion Agreement (as defined below) (the “Agreement”) is entered into on December 20, 2007 by and among NovaRay, Inc., a Delaware corporation (“NovaRay”) and Lloyd Investments, L.P. (“Holder”).
RECITALS
     WHEREAS, NovaRay borrowed funds from Holder pursuant to the terms and conditions set forth in that certain secured promissory note dated June 21, 2005, in the aggregate principal amount of $53,940.77, a copy of which is attached hereto as Exhibit A (the “Note”);
     WHEREAS, NovaRay is currently in negotiations with Vision Capital and its affiliates (the “Lead Investor”) to complete a “reverse merger” transaction whereby a wholly-owned subsidiary (“Merger Sub”) of public shell company to be identified (“PubCo”) will merge with and into NovaRay with NovaRay remaining as the surviving entity after the merger whereby the stockholders of NovaRay will receive common stock of PubCo in exchange for their capital stock of NovaRay (the “Merger”);
     WHEREAS, concurrently with or immediately following the consummation of the Merger, the Lead Investor and certain other investors (collectively, the “Financing Investors”) and PubCo will complete a private placement financing whereby PubCo will issue and sell its securities (the “Qualified Financing Securities”) to the Financing Investors for aggregate gross proceeds to PubCo of not less than $10,000,000.00 (not including conversion of any NovaRay indebtedness) (the “Qualified Financing,” and with the Merger, collectively the “Proposed Transaction”); and
     WHEREAS, as a material inducement to the Financing Investors to consummate the Qualified Financing, NovaRay and Holder desire to enter into this Agreement to provide for automatic conversion of all principal and interest accrued through November 15, 2007 pursuant to the Note into Qualified Financing Securities at the initial closing of the Qualified Financing on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises and covenants herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
     1. Automatic Conversion. Notwithstanding any other conversion rights or obligations contained in the Note, in the event that NovaRay and PubCo shall consummate the Proposed Transaction, Holder agrees that all principal and unpaid but accrued interest through November 15, 2007 under the Note shall, concurrently with the first closing of such Qualified Financing, automatically convert into the Qualified Financing Securities issued and sold by PubCo to the Financing Investors in such Qualified Financing at a conversion price equal to the purchase price paid for the Qualified Financing Securities by the Financing Investors. In furtherance of the foregoing, Holder (x) consents to the Merger in its capacity as a holder of the Note, and (y) agrees to execute and deliver to PubCo any documents reasonably requested by PubCo to be executed by the Financing Investors in the Qualified Financing (including, but not limited to, a purchase agreement and a registration rights agreement), thereby agreeing to be bound by all obligations and receive all rights thereunder.
     2. Interest Accrued After November 15th. Within five (5) days following the first closing of the Qualified Financing, NovaRay shall cause PubCo to make a cash payment to Holder representing all accrued but unpaid interest since November 15, 2007 through such closing.
     3. Satisfaction of All Obligations; Release of Security Interest. Holder acknowledges and agrees that upon the automatic conversion described in Section 1 above and receipt of the payment described in 2 above (a) all of the obligations of NovaRay pursuant to the Note shall be deemed paid and satisfied in full, and (b) any security interest Holder may have in any assets owned by NovaRay pursuant to a security agreement or otherwise shall be terminated and released.
     4. Further Assurances. Holder shall, upon the request of NovaRay, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, any assignments, consents, transfers and conveyances or waivers as may be required to effect the provisions of the Agreement. Holder undertakes and covenants to provide all assistance of whatever nature to effect the provisions of the Agreement, including executing, acknowledging, delivering or causing to be executed, acknowledged and delivered, any assignments, consents, transfers and conveyances or waivers.
     5. Termination. In the event that the Proposed Transaction is not consummated prior to January 15, 2008 for any reason, this Agreement shall automatically terminate and the Note shall remain in full force and effect in accordance with its terms (including any terms related to conversion, if any).
     6. Notices. Any notice, demand, or request required or permitted to be given under the Agreement must be in writing and will be deemed given when delivered personally, or three days after being deposited in the United States mail as certified or registered mail, return receipt requested, with postage prepaid, or the day following facsimile transmission, with confirmed transmission, in either case addressed to the address shown below each party’s signature, or at such other address as any party may designate by 10 days’ advance written notice to the other party.
     7. Amendment: Waiver. The Agreement may be amended only by the written consent of the each party. No waiver of any provision of the Agreement will be effective unless in writing and signed by the waiving party.
     8. Governing Law. The Agreement will be governed by, and will be construed and enforced in accordance with, the laws of the state of California.

     9. Assignment. The rights and benefits of the Agreement will inure to the benefit of and be enforceable by the Company and its respective successors and assigns. The rights and obligations of either party under the Agreement may not be assigned by operation of law or otherwise without the prior written consent of the nonassigning party.
     10. Attorneys’ Fees. If suit or action is filed by any party to enforce the Agreement or otherwise with respect to the subject matter of the Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and expenses incurred in preparation for and prosecution of such suit or action at trial, on appeal, and in connection with any petition for review.
     11. Entire Agreement. This Agreement constitute the entire and exclusive agreement between the parties with respect to the subject matter hereof. All previous discussions and agreements with respect to this subject matter are superseded by the Agreement.
     12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“HOLDER” LLOYD INVESTMENTS, L.P.
By:	/s/ L.J. Lloyd
	Name:	L.J. Lloyd
	Title:	General Partner

Address for Notices:

Attn:
Fax:
“NOVARAY”
NOVARAY, INC.

By:	/s/ Marc C. Whyte

Marc C. Whyte, Chief Executive Officer
Address for Notices:
NovaRay, Inc.
Attention: Chief Executive Officer
1850 Embarcadero Road,
Palo Alto, California 94303
Facsimile: (650) 565-8601
[Signature Page to Conversion Agreement]

EXHIBIT A
NOTE
EXHIBIT A